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            PLAN AND AGREEMENT OF DISTRIBUTION PURSUANT TO RULE 12b-1


         PLAN AND AGREEMENT made as of the 11th day of June, 1999, by and between ACTIVA MUTUAL FUND TRUST, a Delaware business trust (hereinafter the "Trust"), and ACTIVA ASSET MANAGEMENT, LLC, a Michigan LLC (hereinafter the "Distributor").

         WHEREAS, the Trust engages in business as an open-end management investment company, and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, the Trust desires to finance the distribution of the shares of beneficial interest ("shares"), of the Activa Mutual Funds (series of the Trust), and for any additional such classes or series that may hereafter be offered to the public in accordance with this Plan and Agreement of Distribution pursuant to Rule 12b-1 under the Act (the "Plan and Agreement"); and

         WHEREAS, the Distributor desires to be retained to perform services in accordance with such Plan and Agreement and on said terms and conditions; and

         WHEREAS, this Plan and Agreement has been approved by a vote of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, as defined in the Act, and who have no direct or indirect financial interest in the operation of this Plan and Agreement (the "Disinterested Trustees") cast in person at a meeting called for the purpose of voting on this Plan and Agreement; and

         NOW, THEREFORE, the Trust adopts the Plan set forth herein and the Trust and the Distributor hereby enter into this Agreement pursuant to the Plan in accordance with the requirements of Rule 12b-1 under the Act, and provide and agree as follows:

                  1. The Plan is defined as those provisions of this document by which the Trust adopts a Plan pursuant to Rule 12b-1 under the Act and authorizes payments as described herein. The Plan shall not apply to Class R shares of the Activa Value Fund. The Agreement is defined as those provisions of this document by which the Trust retains the Distributor to provide distribution services as described herein. The Trust may retain the Plan notwithstanding termination of the Agreement. The Trust is hereby authorized to utilize the assets of the Trust to finance certain activities in connection with distribution of the Trust's shares.

                  2. Subject to the supervision of the Board of Trustees, the Trust hereby retains the Distributor to promote the distribution of shares of the Trust by providing services and engaging in activities as specified herein. The activities and services to be provided by the Distributor hereunder shall include one or more of the following: (a) the payment of compensation (including trail commissions and incentive compensation) to securities dealers, financial institutions and other organizations, which may include companies affiliated with the Distributor, that render distribution and administrative services in connection with the distribution of the shares of the Trust; (b) the printing and distribution of reports and prospectuses for the use of potential investors in the Trust; (c) the preparing and distributing of sales literature; (d) the providing of advertising and engaging in other promotional activities, including direct mail solicitation, and television, radio, newspaper and other media advertisements; (e) the qualification (other than auditing expenses) of the shares for sale in the states and jurisdictions where Trust sales are sold and the fees payable to each such state or jurisdiction for maintaining the qualification therein; and (f) the providing of support services in connection with the distribution of the Trust's shares, including but not limited to, office space and equipment, telephone facilities, answering routine inquires regarding the Trust, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust's transfer agent and other services and activities as may from time to time be agreed upon by the Distributor and the Trust. Such reports and prospectuses, sales literature, advertising and promotional activities and other services and activities may be prepared and/or conducted either by companies affiliated with the Distributor or by third parties.

                                      C-54

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                  3. The Distributor hereby undertakes to use its best efforts to promote sales of shares of the Trust to investors by engaging in those activities specified in paragraph (2) above as may be necessary and as it from time to time believes will best further sales of such shares.

                  4. The Trust is hereby authorized to expend, out of the Trust's assets, on a monthly basis, and shall pay to the Distributor a maximum amount computed at an annual rate of
                  0.25 of 1% of the average daily net assets of the Trust during the month. The Trust's Board of Trustees shall from time to time determine the amounts, within the foregoing maximum amounts, that the Trust will pay the Distributor hereunder. No payments will be made by the Trust hereunder after the date of termination of the Plan and Agreement. Payment from the Value Fund will begin on September 1, 1999.

                  5. To the extent that obligations incurred by the Distributor out of its own resources to finance any activity primarily intended to result in the sales of shares of the Trust, pursuant to this Plan and Agreement or otherwise, may be deemed to constitute the indirect use of Trust assets, such indirect use of Trust assets is hereby authorized in addition to, and not in lieu of, any other payments authorized under this Plan and Agreement.

                  6. The Distributor shall provide to the Board of Trustees of the Trust, at least quarterly, a written report of all moneys spent by the Distributor on the activities and services specified in paragraph (2) above pursuant to the Plan and Agreement. Upon request, but no less frequently than annually, the Distributor shall provide to the Board of Trustees of the Trust such information as may reasonably be required for it to review the continuing appropriateness of the Plan and Agreement.

                  7. This Plan and Agreement shall become effective immediately upon approval by a majority of the outstanding voting securities as defined in the Actof each Fund, and shall continue in effect until June 11, 2000 unless terminated as provided below. Thereafter, the Plan and Agreement shall continue in effect from year to year, provided that the continuance of each is approved at least annually by a vote of the Board of Trustees of the Trust, including a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan may be terminated at any time, without penalty, by the vote of a majority of the Disinterested Trustees or by the vote of a majority of the outstanding voting securities of the Trust. The Distributor, or the Trust, by vote of a majority of the Disinterested Trustees or of the holders of a majority of the outstanding voting securities of the Trust, may terminate the Agreement under this Plan, without penalty, upon 30 days' written notice to the other party.

                                      C-55

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                  8. So long as the Plan remains in effect, the selection of persons to serve as Trustees of the Trust who are not "interested persons" of the Trust shall be committed to the discretion of the directors then in office who are not "interested persons" of the Trust. However, nothing contained herein shall prevent the participation of other persons in the selection and nomination process, provided that a final decision on any such selection or nomination is within the discretion of, and approved by, a majority of the Trustees of the Trust then in office who are not "interested persons" of the Trust.

                  9. This Plan may not be amended to increase the amount to be spent by the Trust hereunder without approval of a majority of the outstanding voting securities of the Trust. All material amendments to the Plan and Agreement must be approved by the vote of the Board of Trustees of the Trust including a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

                  10. To the extent that this Plan and Agreement constitutes a Plan of Distribution adopted pursuant to Rule 12b-1 under the Act it shall remain in effect as such, so as to authorize the use by the Trust of its assets in the amounts and for the purposes set forth herein, notwithstanding the occurrence of an "assignment," as defined by the Act and the rules thereunder. To the extent it constitutes an agreement with the Distributor pursuant to a plan, it shall terminate automatically in the event of such "assignment." Upon a termination of the agreement with the Distributor, the Trust may continue to make payments pursuant to the Plan only upon the approval of a new agreement under this Plan and Agreement, which may or may not be with the Distributor, or the adoption of other arrangements regarding the use of the amounts authorized to be paid by the Trust hereunder, by the Trust's Board of Trustees in accordance with the procedures set forth in paragraph 7 above.

                  11. The Trust shall preserve copies of this Plan and Agreement and all reports made pursuant to paragraph 6 hereof, together with minutes of all Board of Trustees meetings at which the adoption, amendment of continuance of the Plan were considered (describing the factors considered and the basis for decision), for a period of not less than six years from the date of this Plan and Agreement, or any such reports or minutes, as the case may be, the first two years in an easily accessible place.

                                      C-56

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                  12. This Plan and Agreement shall be construed in accordance with the laws of the State of Michigan and applicable provisions of the Act. To the extent the applicable laws of the State of Michigan, or any provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Plan and Agreement on the 11th day of June, 1999.




                                               ACTIVA MUTUAL FUND TRUST


                                               By: _____________________________
ATTEST: ___________________________


                                               ACTIVA ASSET MANAGEMENT, LLC

                                               _________________________________


                                               By:______________________________

ATTEST: ___________________________


                                      C-57